EXHIBIT 99.1  Notice of Effectiveness from Nevada Secretary of State

DEAN HELLER
Secretary of State

DONALD J. REIS
Chief Deputy Secretary of State

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

PAMELA BISSELL CROWELL
Deputy Secretary for Elections

                              STATE OF NEVADA

                                (State Seal)

                            SECRETARY OF STATE

                           NOTICE OF EFFECTIVENESS

TO: MICHAEL W. HOWERY, ESQ.                      DATE: 06/01/2000
4505 WASATCH BLVD. #215                          FILE NUMBER: R00-59
SALT LAKE CITY, UT 84124                         FILE DATE: 04/13/2000

ISSUER: FOXY JEWELRY. INC.

Please be advised that the registration statement of the above referenced issuer became effective in Nevada on

                                 05/31/2000

Such registration does not constitute a finding by the administrator that any document filed under this Chapter 9 of the Nevada Revised Statutes is true, complete and/or not misleading. Further, the administrator has not passed upon the merits or qualifications of or recommended or given approval to, any person, security, or transaction. Any representation to the contrary is a violation of NRS 90.610 and is subject to criminal and/or civil penalties.

The Securities Division requests a copy of the final prospectus when available together with any other post-effective amendment required by Nevada securities laws and/or regulations. The effectiveness of this registration statement expires one (1) year from the date of effectiveness in Nevada unless terminated at an earlier date.

This notice is applicable only to the securities involved in this offering. Broker-dealer and/or agents must he approved independently.

ADDITIONAL COMMENTS:

Please address any inquiries to this office, at (702) 486-2440.
Yours truly,

/s/ F. Edwin J. Apenbrink
-------------------------
F. EDWIN J. APENBRINK
Director of Registration and Licensing

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